UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

April 1, 2016

Date of Report

(Date of earliest event reported)

LABOR SMART INC.

(Exact name of Registrant as specified in its Charter)

Nevada	000-54654	45-2433287
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3270 Florence Road, Suite 200, Powder Springs, GA 30127

(Address of Principal Executive Offices)

(770) 222-5888

(Registrant’s Telephone Number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see general instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14-a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On April 1, 2016, Labor Smart, Inc. (the “Company”) entered in an Agreement for Purchase and Sale of Assets (the “Agreement”) with The Staffing Group Ltd. (the “Buyer”). Pursuant to the Agreement, the Buyer will purchase from the Company the operating assets of four (4) branch locations, which shall only include customer lists, title to certain leases for real or personal property, contracts, fixed assets, and business records (collectively the “Purchased Assets”). The Company shall retain all open accounts receivable of the Purchased Assets of approximately $571,142.00. In consideration for the Purchased Assets, Buyer shall pay to the Company a purchase price equal to $2,915,000.00, paid as follows: (i) $890,890.00 in cash, (ii) 600,000 shares of Buyer’s common stock at a cost basis of $1.80 per share, (iii) a promissory note executed by Buyer in favor of the Company in the amount of $755,000.00, (iv) payoff of certain of the Company’s outstanding debt totaling $29,110.00, and (v) direct payment to IRS on behalf of the Company in the amount of $160,000.00 (the “Purchase Price”).

Item 2.01 Completion of Acquisition or Disposition of Assets.

On April 1, 2016, the Company closed the Agreement described in Item 1.01 above and on April 5, 2016, the Purchase Price was released from escrow.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
10.1	Agreement for Purchase and Sale of Assets

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 5, 2016

LABOR SMART INC.
By:	/s/ Ryan Schadel
Name:	Ryan Schadel
Title:	Chief Executive Officer